Filed Pursuant to Rule 424(b)(2)
Registration No. 333-130189

Prospectus Supplement to Prospectus dated May 25, 2006

$350,000,000

NEVADA POWER COMPANY

6.750% General and Refunding Mortgage Notes,

Series R, due 2037

We will pay interest on the Notes on January 1 and July 1 of each year. The first such payment will be made on January 1, 2008. The Notes will mature on July 1, 2037, unless redeemed on an earlier date. The Notes are redeemable at our option, in whole at any time or in part from time to time, at a “make-whole” price as described herein. See “Description of the Notes.”

The Notes constitute a series of our General and Refunding Mortgage Securities described in the accompanying prospectus. The Notes will be secured equally with all other securities outstanding under our General and Refunding Mortgage Indenture dated as of May 1, 2001 between us and The Bank of New York, as trustee.

Investing in the Notes involves risks certain of which are described in the “ Risk Factors” section beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	99.973%	$349,905,500
Underwriting discount	1.250%	$4,375,000
Proceeds, before expenses, to Nevada Power Company	98.723%	$345,530,500

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from June 28, 2007 and must be paid by the purchasers if the Notes are delivered after June 28, 2007.

The underwriters expect to deliver the Notes to the purchasers through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, Société Anonyme Luxembourg and/or Euroclear Bank S.A./N.V., against payment in New York, New York on June 28, 2007.

Joint Book-Running Managers

Credit Suisse	Merrill Lynch & Co.	UBS Investment Bank

Co-Managers

Goldman, Sachs & Co.	Barclays Capital

The date of this prospectus supplement is June 25, 2007

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about Nevada Power Company that is not included in or delivered with the prospectus. This information is available to you as set forth in this prospectus supplement under “Where You Can Find More Information.”

Prospectus Supplement

We have not authorized anyone to give you any information other than this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering. You should assume that the information contained or incorporated in this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering is accurate only as of the respective dates of those documents. We are not offering to sell the Notes and we are not soliciting offers to buy the Notes in any jurisdiction in which offers are not permitted.

S-i

RISK FACTORS

General

Investing in the Notes involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties discussed in Item 1A “Risk Factors” of Nevada Power’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

In addition to the risks and uncertainties referred to above, there are certain risks associated with the Notes as described below.

The holders of the Notes offered hereby do not have the power, acting alone, to enforce the lien of the General and Refunding Mortgage Indenture.

If any event of default occurs under the Notes, including any breach of a covenant that is still continuing after applicable grace periods, only the holders of a majority in principal amount of all of the then outstanding securities under the G&R Indenture (as described in the accompanying prospectus) have the power to direct the trustee in its exercise of any trust or power, including its rights to enforce the lien of the G&R Indenture on the collateral securing all those obligations, including the Notes offered hereby. As of the date hereof, we have approximately $2.67 billion aggregate principal amount of securities outstanding under our G&R Indenture, which amount includes our $600 million General and Refunding Mortgage Bond, Series K, which was issued to secure our $600 million Revolving Credit Facility with Wachovia Bank, N.A. Accordingly, the holders of all of the Notes offered hereby do not have the power, acting alone, to enforce the lien of the G&R Indenture.

Moreover, additional securities may be issued under the G&R Indenture on the basis of (i) 70% of net utility property additions, (ii) the principal amount of retired General and Refunding Mortgage bonds, and/or (iii) the principal amount of first mortgage bonds retired after delivery to the indenture trustee of the initial expert’s certificate under the G&R Indenture. On the basis of (i), (ii) and (iii) above and on plant accounting records as of March 31, 2007, we had the capacity to issue approximately $719 million of additional securities under the G&R Indenture. This amount does not reflect the issuance of the Notes offered hereby. Although we have capacity to issue additional General and Refunding Mortgage securities on the basis of property additions and retired General and Refunding Mortgage securities and first mortgage bonds, the financial covenants contained in certain of our financing agreements limit the amount of additional debt that we may issue and the reasons for which such indebtedness may be issued.

We may be unable to repurchase the notes if we experience a change in control.

We are required, under the terms of the Notes, to offer to purchase all of the outstanding Notes if we experience a change of control. Our failure to repay holders tendering Notes upon a change of control will result in an event of default under the Notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding to purchase the Notes, or any other securities that we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the noteholders to sell their Notes or the price at which the noteholders will be able to sell the Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market making activity will be subject to restrictions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus discuss our plans and strategies for our business or make other forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe, “ “estimate, “ “expect,” “intend,” “plan” and “objective” and other similar expressions are intended to identify statements that are forward-looking, but are not the exclusive means of identifying them. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

(1)	the ability and terms upon which we will be able to access the capital markets to support our requirements for working capital, including amounts necessary for construction and acquisition costs and other capital expenditures, as well as to finance deferred energy costs, particularly in the event of unfavorable rulings by the Public Utilities Commission of Nevada (the “PUCN”), untimely regulatory approval for such financings, and/or a downgrade of our current debt ratings;

(2)	whether we will be able to continue to obtain fuel and power from our suppliers on favorable payment terms and favorable prices, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), sharp increases in the prices for fuel and/or power or a ratings downgrade;

(3)	unfavorable or untimely rulings in rate cases filed or to be filed by us with the PUCN, including the periodic applications to recover costs for fuel and purchased power that have been recorded by us in our deferred energy accounts;

(4)

changes in environmental laws or regulations, including the imposition of significant new limits on emissions from electric generating facilities, such as requirements to reduce carbon dioxide (CO2) emissions, other greenhouse gases and/or other pollutants in response to climate change legislation;

(5)	wholesale market conditions, including availability of power on the spot market, which affect the prices we have to pay for power as well as the prices at which we can sell any excess power;

(6)	changes in the rate of industrial, commercial and residential growth in our service territory;

(7)	the effect that any construction risks may have on our business, such as the risk of delays in permitting, changes in environmental laws, securing adequate skilled labor, cost and availability of materials and equipment, equipment failure, work accidents, fire or explosions, business interruptions, possible cost overruns, delay of in-service dates, and pollution and environmental damage;

(8)	whether we can procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Portfolio Standard;

(9)	whether we will be successful in obtaining PUCN approval to recover the outstanding balance of our other regulatory assets and other merger costs recorded in connection with the 1999 merger between us and Sierra Pacific Resources in a future general rate case;

(10)	whether we will be able to continue to pay Sierra Pacific Resources dividends under the terms of our financing and credit agreements and limitations imposed by the Federal Power Act;

(11)	unseasonable weather and other natural phenomena, which, in addition to affecting our customers’ demand for power, can have a potentially serious impact on our ability to procure adequate supplies of fuel or purchased power to serve our customers and on the cost of procuring such supplies;

(12)	the effect that any future terrorist attacks, wars, threats of war or epidemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

(13)	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages;

(14)	changes in tax or accounting matters or other laws and regulations to which we are subject;

(15)	the effect of existing or future Nevada or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

(16)	changes in the business or power demands of our major customers, including those engaged in gaming, which may result in changes in the demand for our services, including the effect on the Nevada gaming industry of the opening of additional Indian gaming establishments in California and other states;

(17)	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs;

(18)	future economic conditions, including inflation rates and monetary policy; and

(19)	financial market conditions, including changes in availability of capital or interest rate fluctuations.

For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the risk factors that are discussed in our filings with the Securities and Exchange Commission. We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. We have a total generating capacity of 3,148 megawatts from 27 gas, oil and coal generating units in our generating plants. We provide electricity to approximately 807,000 residential and business customers.

We are a subsidiary of Sierra Pacific Resources, the publicly-traded utility holding company that owns all of our outstanding common stock. Sierra Pacific Resources is also the parent company of Sierra Pacific Power Company, the public utility company that provides power and natural gas to parts of northern Nevada and California.

We are incorporated in Nevada. Our principal executive office is located at 6226 W. Sahara Avenue, (P.O. Box 230), Las Vegas, Nevada 89146 and our telephone number is (702) 367-5000.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriters’ discount and our estimated expenses, will be approximately $345.3 million. We intend to use these proceeds to fund the purchase of our 9% General and Refunding Mortgage Notes, Series G, due 2013, which have been tendered pursuant to our offer to purchase which expired June 22, 2007. $227.5 million aggregate principal amount of the General and Refunding Mortgage Notes, Series G, are currently outstanding, $210.3 million of which have been tendered pursuant to our offer to purchase. We intend to use the remaining approximately $111.0 million of net proceeds to repay amounts outstanding under our Revolving Credit Facility, which matures November 2010, currently borrowed at a weighted average interest rate of 6.7%, which amounts were borrowed to fund fuel, power and construction expenditures and for general corporate purposes.

SELECTED FINANCIAL INFORMATION

The following tables contain our selected historical financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which should be read in their entirety. The selected financial data have been derived from our consolidated financial statements. The consolidated financial statements as of and for the three months ended March 31, 2006 and March 31, 2007 contained in that Quarterly Report are unaudited, but, in our opinion, reflect all adjustments necessary to present fairly the data for such periods. Interim results for the three months ended March 31, 2007 are not necessarily indicative of results that can be expected in future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)
	(dollars in thousands)
Operating Revenues	$418,165	$381,275	$2,124,081	$1,883,267
Operating Income	27,968	25,663	351,272	228,827
Net Income (Loss)	4,582	(3,296)	224,540	132,734
Dividends Declared – Common Stock	—	17,272	48,917	35,258
Ratio of Earnings to Fixed Charges (1)(2) (unaudited)	1.09x	—	2.74x	2.09x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt (whether expensed or capitalized) and the portion of rental expense deemed attributable to interest. “Earnings” represents pre-tax income (or loss) from continuing operations before fixed charges (excluding capitalized interest).

(2)	For the three months ended March 31, 2006, earnings were insufficient to cover fixed charges by $10,354.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007 and does not reflect the sale of the Notes offered hereby or the use of proceeds of this offering. Amounts shown do not include an additional $100 million borrowed under our Revolving Credit Facility as of June 22, 2007 or letters of credit outstanding thereunder. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006 and our consolidated financial statements and the related notes incorporated by reference herein and in the accompanying prospectus, which should be read in their entirety. See “Selected Financial Information.”

As of March 31, 2007
(dollars in thousands)
Cash and cash equivalents	$75,638

Long-Term Debt:
Secured Debt	2,195,000
Unsecured Debt	278,335
Unamortized Bond Premium and Discount, Net	(12,592)
Current Maturities and Sinking Fund Requirements	(6,225)
Obligations under capital leases	47,107
Other, excluding current portion	25

Total Long-Term Debt	2,501,650

Common Shareholder’s Equity	2,176,988

Total Capitalization	$4,678,638

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the G&R Securities set forth under the “Description of the General and Refunding Mortgage Securities” in the accompanying prospectus, to which description reference is hereby made. In this description, “Nevada Power” refers only to Nevada Power Company and not to any of its subsidiaries.

General

Nevada Power will issue its 6.750% General and Refunding Mortgage Notes, Series R, due 2037 under its G&R Indenture, which is more fully described in the accompanying prospectus, pursuant to an officer’s certificate establishing the terms of the Notes (the “Officer’s Certificate”). The terms of the Notes include those stated in the Officer’s Certificate and the G&R Indenture and those made part of the G&R Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material terms of the Notes as set forth in the Officer’s Certificate. A summary of the provisions of the G&R Indenture can be found under “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture” in the accompanying prospectus. The summaries do not restate the applicable documents and agreements in their entirety. Copies of the G&R Indenture and the Officer’s Certificate are available to prospective purchasers of the Notes upon request. We urge you to read the G&R Indenture and the Officer’s Certificate because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the G&R Indenture and the Officer’s Certificate.

The G&R Indenture provides that, in addition to the Notes, other debt securities may be issued thereunder on the basis of Property Additions, Retired Securities or cash deposited with the trustee. See “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture—Issuance of Additional Indenture Securities” in the accompanying prospectus.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer’s Certificate and the G&R Indenture.

Principal, Maturity and Interest

Nevada Power will issue Notes initially in a maximum aggregate principal amount of $350 million. Nevada Power may issue additional Notes of the same series having the same terms as the Notes offered hereby from time to time after this offering. The Notes and any additional Notes of the same series having the same terms as the Notes offered hereby subsequently issued under the G&R Indenture will be treated as a single class for all purposes under the G&R Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Nevada Power will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on July 1, 2037.

Interest on the Notes will accrue at the rate of 6.750% per annum and will be payable semi-annually in arrears on July 1 and January 1, commencing on January 1, 2008. Nevada Power will make each interest payment to the holders of record on the immediately preceding June 15 and December 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Nevada Power may change the paying agent or registrar without prior notice to the holders of the Notes, and Nevada Power or any of its Subsidiaries may act as paying agent or registrar.

Security and Ranking

The Notes will be senior obligations of Nevada Power and will rank equally in right of payment with all existing and future senior obligations of Nevada Power and will rank senior in right of payment to all subordinated obligations of Nevada Power.

The Notes will be secured to the extent set forth under “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture” in the accompanying prospectus. As of the date hereof, Nevada Power had approximately $2.67 billion aggregate principal amount of securities outstanding under its G&R Indenture.

Nevada Power’s First Mortgage Indenture (as defined in the accompanying prospectus) has been terminated and the accompanying lien on Nevada Power’s properties has been released. Although the First Mortgage Indenture has been terminated, Nevada Power may continue to use certain retired First Mortgage Bonds as Retired Securities under the G&R Indenture as the basis for the issuance of additional securities under the G&R Indenture to the extent permitted under the G&R Indenture.

Optional Redemption

Nevada Power may redeem the Notes at its option at any time, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, plus, in each case, accrued interest thereon to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third business day, the Reference Treasury Dealer Quotation for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes under the G&R Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Redemption at Option of Holders

Upon the occurrence of any of the following events (the “Triggering Events”):

(1)	failure for 30 days to pay when due interest on the Notes;

(2)	failure to pay when due the principal of, or premium, if any, on the Notes;

(3)	failure by Nevada Power or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by Nevada Power or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the caption “—Repurchase at the Option of Holders Upon Change of Control”;

(5)	failure by Nevada Power or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Officer’s Certificate or the Notes;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Nevada Power or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Nevada Power or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the original issue date of the Notes, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; or

(7)	failure by Nevada Power or any of its Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days,

the holders of at least 25% in principal amount of the then outstanding Notes may deliver a notice to Nevada Power and the trustee requiring Nevada Power to redeem the Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest on the Notes to the date of redemption.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to Nevada Power and the trustee may on behalf of the holders of all of the Notes waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of interest on, or the principal of, the Notes.

In the case of any Triggering Event occurring by reason of any willful action or inaction taken or not taken by or on behalf of Nevada Power with the intention of avoiding payment of the premium that Nevada Power would have had to pay if Nevada Power then had elected to redeem the Notes pursuant to the provisions of the Officer’s Certificate relating to redemption at the option of Nevada Power, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the redemption of the Notes at the option of the holders.

Nevada Power is required to deliver to the trustee annually a statement regarding compliance with the G&R Indenture. Upon becoming aware of any Triggering Event, Nevada Power is required to deliver to the trustee a statement specifying such Triggering Event.

Mandatory Redemption

Except as provided in the next paragraph, or under “Redemption at the Option of Holders” above, Nevada Power is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

In the event of certain events of bankruptcy or insolvency with respect to Nevada Power, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, Nevada Power will be required to redeem the Notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest on the Notes to the date of redemption, without further action or notice on the part of the trustee or the holders of the Notes.

Repurchase at the Option of Holders Upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Nevada Power to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Officer’s Certificate. In the Change of Control Offer, Nevada Power will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within ten days following any Change of Control, Nevada Power will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Officer’s Certificate and described in such notice.

On the Change of Control Payment Date, Nevada Power will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Nevada Power.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Nevada Power will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Nevada Power will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Officer’s Certificate, Nevada Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the G&R Indenture by virtue of such conflict.

Nevada Power’s future agreements governing its Indebtedness, including Indebtedness issued under or secured by the G&R Indenture, may prohibit Nevada Power from purchasing any Notes in the event of a Change of Control, and may also provide that a Change of Control would constitute a default or require repayment of the Indebtedness under these agreements, which, if such Indebtedness were issued under or secured by the G&R Indenture, could result in a default under the G&R Indenture. In the event a Change of Control occurs at a time when Nevada Power is prohibited from purchasing Notes, Nevada Power could seek the consent of its lenders or its security holders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If Nevada Power does not obtain such a consent or repay those borrowings, Nevada Power will remain prohibited from purchasing Notes. In such case, Nevada Power’s failure to comply with the foregoing provisions would constitute a Triggering Event, which, if not complied with, would constitute an Event of Default under the G&R Indenture which would, in turn, constitute a default under such agreements governing its Indebtedness.

The provisions described above that require Nevada Power to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Officer’s Certificate are applicable. Except as described above with respect to a Change of Control, the Officer’s Certificate does not contain provisions that permit the holders of the Notes to require that Nevada Power repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Nevada Power will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Officer’s Certificate applicable to a Change of Control Offer made by Nevada Power and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Nevada Power and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Nevada Power to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nevada Power and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

In addition to the covenants described under “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture” in the accompanying prospectus, the terms of the Notes include the covenants described below. These covenants will apply unless the holders of a majority in principal amount of the Notes offered hereby consent otherwise and will remain in effect only so long as any of these Notes are outstanding:

Liens

Nevada Power will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

Merger, Consolidation or Sale of Assets

Nevada Power may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Nevada Power is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Nevada Power and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Nevada Power is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Nevada Power) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	(a) the Person formed by or surviving any such consolidation or merger (if other than Nevada Power) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Nevada Power under the Notes and the G&R Indenture pursuant to agreements reasonably satisfactory to the trustee; and (b) such Person executes and delivers to the trustee a supplemental indenture that contains a grant, conveyance, transfer and mortgage by such Person confirming the lien of the G&R Indenture on the property subject to such lien and subjecting to such lien all property thereafter acquired by such Person that shall constitute an improvement, extension or addition to the property subject to the lien of the G&R Indenture or renewal, replacement or substitution of or for any part thereof and, at the election of such Person, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such Person as such Person shall specify;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	Nevada Power, or the Person formed by or surviving any such consolidation or merger (if other than Nevada Power), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction or series of transactions have been complied with.

In addition, Nevada Power may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) under this “Merger, Consolidation or

Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Nevada Power and any of its Restricted Subsidiaries.

Future Subsidiary Guarantees

Nevada Power will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of Nevada Power unless (i) such Restricted Subsidiary simultaneously executes and delivers to the trustee a Subsidiary Guarantee of such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of Nevada Power if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against Nevada Power or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee of the Notes; and (iii) such Restricted Subsidiary shall deliver to the trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that (A) existed at the time such Person became a Restricted Subsidiary of Nevada Power and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Nevada Power.

Notwithstanding the foregoing and the other provisions of the Officer’s Certificate, in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not Nevada Power or a Restricted Subsidiary of Nevada Power (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the applicable provisions of the Officer’s Certificate; and

(2)	the Subsidiary Guarantor is also released or discharged from its obligations under the guarantee, which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such guarantee.

Sale and Leaseback Transactions

Nevada Power will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Nevada Power or any Restricted Subsidiary may enter into a sale and leaseback transaction if the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officer’s certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction.

Payments for Consent

Nevada Power will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Officer’s Certificate or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Covenant Defeasance

Nevada Power may, at its option and at any time, elect to have the obligations of Nevada Power released with respect to certain covenants that are described in the Officer’s Certificate (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Triggering Event. In the event Covenant Defeasance occurs, certain events described above under “—Redemption at Option of Holders” will no longer constitute a Triggering Event.

In order to exercise Covenant Defeasance:

(1)	Nevada Power must irrevocably deposit with the trustee or any paying agent (other than Nevada Power), in trust for the benefit of the holders of the Notes: (a) money (including Funded Cash (as defined in the G&R Indenture) not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or such paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, on the Notes or portions thereof. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof;

(2)	Nevada Power shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3)	no Triggering Event shall have occurred and is continuing on the date of such deposit (other than a Triggering Event arising from the breach of a covenant under the Officer’s Certificate resulting from the borrowing of funds to be applied to such deposit);

(4)	such Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Officer’s Certificate) to which Nevada Power or any of its Subsidiaries is a party or by which Nevada Power or any of its Subsidiaries is bound;

(5)	Nevada Power must deliver to the trustee an officer’s certificate stating that the deposit was not made by Nevada Power with the intent of preferring the holders of Notes over the other creditors of Nevada Power with the intent of defeating, hindering, delaying or defrauding creditors of Nevada Power or others; and

(6)	Nevada Power must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as initial securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of Notes and will be deposited with DTC or a custodian therefor. Investors may hold interests in the Notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Clearstream Banking, Société Anonyme Luxembourg or Euroclear Bank S.A./N.V.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System,

a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Note Owner”) is in turn to be recorded on the Participants’ records. Note Owners will not receive written confirmation from DTC of their purchases, but Note Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from Participants through which the Note Owners purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Note Owners. Note Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Note Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Note Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Note Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Note

Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Note Owners is the responsibility of the Participants.

DTC may discontinue providing its services as depositary for the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Notes will be delivered to the Note Owners. Additionally, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary) with respect to the Notes. We understand, however, that under current industry practices DTC would notify its Participants of our decision but will only withdraw beneficial ownership interests from a global Note at the request of each Participant. In that event, certificates for the Notes will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any such records.

Except as provided herein, a Note Owner of an interest in a global note certificate may not receive physical delivery of the Notes. Accordingly, each Note Owner must rely on the procedures of DTC to exercise any rights under the Notes.

Certain Definitions

Set forth below are certain defined terms used in the Officer’s Certificate. Reference is made to the G&R Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling” “controlled by” and “under common control with” have correlative meanings.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nevada Power and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Nevada Power;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of Nevada Power or Sierra Pacific Resources, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Nevada Power or Sierra Pacific Resources are not Continuing Directors.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Nevada Power who:

(1)	was a member of such Board of Directors on the original issue date of the Notes; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in the G&R Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an Event of Default as defined in the G&R Indenture.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the original issue date of the Notes.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Nevada Power nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Nevada Power or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nevada Power or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under a Credit Facility and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)	Liens in favor of Nevada Power or any Subsidiary Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nevada Power or any Restricted Subsidiary of Nevada Power; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nevada Power or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Nevada Power or any Restricted Subsidiary of Nevada Power, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens existing on the original issue date of the Notes (including the Lien of the G&R Indenture);

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens incurred in the ordinary course of business of Nevada Power or any Restricted Subsidiary with respect to obligations (including Hedging Obligations) that do not exceed $35.0 million at any one time outstanding;

(9)

Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(10)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction; and

(11)	Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of Nevada Power or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of Nevada Power, any of its Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from Nevada Power or any of its Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of Nevada Power or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Nevada Power or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the original issue date of the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the original issue date of the Notes, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by Nevada Power or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Nevada Power or any of its Restricted Subsidiaries pursuant to which Nevada Power or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by Nevada Power or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Nevada Power or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

“Receivables Entity” means a Wholly-Owned Subsidiary of Nevada Power or Sierra Pacific Resources (or another Person in which Nevada Power or any Restricted Subsidiary of Nevada Power makes an Investment and to which Nevada Power or any Restricted Subsidiary of Nevada Power transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Nevada Power (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by Nevada Power or any Restricted Subsidiary of Nevada Power (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates Nevada Power or any Restricted Subsidiary of Nevada Power in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of Nevada Power or any Restricted Subsidiary of Nevada Power, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	which is not party to any agreement, contract, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with Nevada Power or any Restricted Subsidiary of Nevada Power other than on terms no less favorable to Nevada Power or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Nevada Power, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)	to which neither Nevada Power nor any Restricted Subsidiary of Nevada Power has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Nevada Power shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Nevada Power or any Restricted Subsidiary of Nevada Power which are reasonably customary in securitization of accounts receivable transactions.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee of the Notes to be executed by any Subsidiary of Nevada Power pursuant to the covenant described above under “Certain Covenants—Future Subsidiary Guarantees.”

“Subsidiary Guarantors” means any Subsidiary of Nevada Power that executes a Subsidiary Guarantee in accordance with the provisions of the G&R Indenture, and their respective successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of Nevada Power that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Nevada Power or any Restricted Subsidiary of Nevada Power unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Nevada Power or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Nevada Power;

(3)	is a Person with respect to which neither Nevada Power nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Nevada Power or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of Nevada Power or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Nevada Power or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Nevada Power as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the G&R Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Nevada Power as of such date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

UNDERWRITING

We and the underwriters for the offering named below (the “Underwriters”) have entered into a purchase agreement with respect to the Notes. Subject to certain terms and conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$105,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	87,500,000
UBS Securities LLC	87,500,000
Goldman, Sachs & Co.	35,000,000
Barclays Capital Inc.	35,000,000

Total	$350,000,000

The Underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.75% of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.375% of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If any active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. See “Risk Factors.”

For a period of 30 days from the date of the final prospectus supplement, we have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any of our debt securities (other than the Notes), without the prior written consent of the representatives of the Underwriters.

In connection with the offering of the Notes, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering of the Notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering of the Notes is in progress.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and in either case within the twelve months prior to such offer, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, each as shown in its last annual or consolidated accounts;

(c)	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

We estimate that our share of the total expenses related to the offering of the Notes, excluding underwriting discounts and commissions, will be approximately $250,000.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us and for our affiliates, for which they received or will receive customary fees and expenses. Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. served as dealer managers in a tender offer for our 9% General and Refunding Mortgage Notes, Series G, due 2013 which expired on June 22, 2007. J. Aron & Company, an energy-trading subsidiary of Goldman Sachs & Co., currently conducts a significant volume of gas trading with us. Credit Suisse Energy, LLC, an affiliate of Credit Suisse Securities (USA) LLC, is one of our commodity trading partners. Certain of the Underwriters and their respective affiliates have, from time to time, engaged in and may in the future engage in commodity/resource procurement and optimization transactions, including gas hedging arrangements, power transactions, and interest rate swap and hedging transactions, with us and our affiliates. All of the underwriters or their affiliates are lenders under our $600 million Revolving Credit Facility, for which they receive customary fees, and may receive a portion of amounts to be repaid under our $600 million Revolving Credit Facility from the proceeds of this offering. See “Use of Proceeds.”

Because more than 10% of the net proceeds of this offering may be received by National Association of Securities Dealers, Inc., or NASD, members participating in the offering or their affiliates or associated persons, this offering will be conducted in accordance with NASD Conduct Rule 2710(h).

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from Nevada Power Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.nevadapower.com. The contents of our website are not incorporated into this prospectus supplement.

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the Notes. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission highlight selected information, and in each instance reference is made to the copy of the document filed.

The Securities and Exchange Commission allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission and any future filing that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof until the offer of the Notes is terminated.

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•

our Current Reports on Form 8-K and/or Form 8-K/A filed on January 18, 2007, January 19, 2007, February 16, 2007, March 23, 2007, May 11, 2007, May 29, 2007, June 13, 2007, June 15, 2007 and June 25, 2007.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Nevada Power Company

Attention: Chief Financial Officer

P.O. Box 230

6226 W. Sahara Avenue

Las Vegas, Nevada 89146

(702) 367-5000

PROSPECTUS

By this prospectus, we may offer from time to time up to $600,000,000 of our:

GENERAL AND REFUNDING MORTGAGE SECURITIES

AND

PREFERRED STOCK

Nevada Power Company is a Nevada corporation.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

Additional information on our plan of distribution can be found inside under “Plan of Distribution.” We will further describe the plan of distribution for any securities offered hereunder in the applicable prospectus supplement.

YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF SECURITIES CAREFULLY BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURI- TIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTA- TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 25, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-130189) that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may offer the general and refunding mortgage securities and the preferred stock described in this prospectus in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $600,000,000. In this prospectus, we refer to the general and refunding mortgage securities and the preferred stock collectively as the “securities”. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the general and refunding mortgage securities being offered and, in the case of the preferred stock, will describe the offering price and any other terms of the preferred stock. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable pricing supplement. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, the applicable prospectus supplement or any applicable pricing supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus, the applicable prospectus supplement and any applicable pricing supplement and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, or any invitation on our behalf, to subscribe to or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.nevadapower.com. The contents of our website are not incorporated into this prospectus.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF INFORMATION WE FILE WITH THE

SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supercede this incorporated information.

We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2005.

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006.

•

our current reports on Form 8-K filed on January 10, 2006, January 11, 2006, January 12, 2006, January 17, 2006, January 18, 2006, January 20, 2006, January 25, 2006, February 1, 2006, February 21, 2006, March 10, 2006, March 31, 2006, April 3, 2006, April 4, 2006, April 13, 2006, April 20, 2006, April 21, 2006, May 11, 2006 and May 12, 2006.

We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Provided, however, we are not incorporating any information furnished under Items 2.02 or 7.01 of any current report on Form 8-K unless specifically stated otherwise.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Nevada Power Company

6226 W. Sahara Avenue

Las Vegas, Nevada 89146

Attention: Assistant Treasurer

Telephone: (702) 367-5000

NEVADA POWER COMPANY

We are a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. We are the only electric utility serving this area and have provided power to our customers in these communities continuously since 1906. We have a total generating capacity of 3,066 megawatts from 27 gas, oil and coal generating units in our generating plants, including our interest in the Silverhawk generating plant and the Chuck Lenzie plant. We provide electricity to approximately 774,000 residential and business customers.

We are a subsidiary of Sierra Pacific Resources, the publicly-traded utility holding company that owns all of our outstanding common stock. Sierra Pacific Resources is also the parent company of Sierra Pacific Power Company, the public utility company that provides power and natural gas to parts of Nevada and California.

We are incorporated in Nevada. Our principal executive offices are located at 6226 W. Sahara Avenue, (P.O. Box 230), Las Vegas, Nevada 89146 and our telephone number is (702) 367-5000.

In this prospectus, “Nevada Power,” “we,” “us,” and “our” refer specifically to Nevada Power Company.

CERTAIN RELATIONSHIPS WITH SIERRA PACIFIC RESOURCES

AND SIERRA PACIFIC POWER COMPANY

We are a wholly-owned subsidiary of Sierra Pacific Resources, a holding company that is also the parent company of Sierra Pacific Power Company, the public utility that provides power and natural gas to northern Nevada and the Lake Tahoe area of California. Sierra Pacific Resources has no significant operations of its own. Its cash flows are substantially derived from dividends paid to it by us and by Sierra Pacific Power Company, which are currently utilized to service debt of Sierra Pacific Resources. In the future, a portion of the cash flows of Sierra Pacific Resources may be used to resume dividend payments on its common stock or reinvested in us and in Sierra Pacific Power Company as capital contributions. Currently, we are subject to restrictions on the amount of dividends we may pay to Sierra Pacific Resources under the terms of certain financing agreements, a state regulatory order and the Federal Power Act (See Note 10 “Debt Covenant Restrictions” in the Notes to financial statements incorporated by reference to our quarterly report on Form 10-Q for the quarter ended March 31, 2006).

Many of our officers are also officers of Sierra Pacific Resources and Sierra Pacific Power Company. In addition, all of the members of our board of directors are also directors of Sierra Pacific Resources and Sierra Pacific Power Company. Our board of directors exercises substantial control over our business and operations and makes determinations with respect to, among other things, the following:

•	payment of dividends;

•	decisions on financings and our capital raising activities;

•	mergers or other business combinations; and

•	acquisition or disposition of assets.

Employees of Sierra Pacific Resources provide certain accounting, treasury, information technology and administrative services to us and to Sierra Pacific Power Company. The costs of those services are allocated among the three companies according to each company’s usage.

Sierra Pacific Resources files a consolidated federal income tax return for itself and its subsidiaries. Current income taxes are allocated based on each entity’s respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return.

USE OF PROCEEDS

We intend to use the proceeds we receive from issuance of these securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing borrowings.

We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to refinance our existing borrowings. Our management will retain broad discretion in the allocation and use of the net proceeds from the sale of these securities.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in thousands)
Ratio of Earnings to Fixed Charges(1) (2)	1.84x	—	1.08x	2.07x	2.09x	—	—

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, including allowance for borrowed funds used during construction and the portion of rental expense deemed attributable to interest. “Earnings” represents pretax income (or loss) from continuing operations before fixed charges and allowance for funds used during construction.

(2)	For the year ended December 31, 2002 and the three months ended March 31, 2005 and 2006, earnings were insufficient to cover fixed charges by $370,266, $16,038 and $10,354, respectively.

DESCRIPTION OF THE GENERAL AND REFUNDING MORTGAGE SECURITIES

General

From time to time we may issue one or more series of General and Refunding Mortgage Securities (the “G&R Securities”). Below is a description of the general terms of the G&R Securities. The particular terms of a series of G&R Securities will be described in a prospectus supplement.

G&R Securities will be issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof (the “G&R Indenture”), between us and The Bank of New York, as trustee (the “Trustee”).

The G&R Indenture does not limit the amount of G&R Securities that we may issue. The G&R Securities will rank equally in right of payment with existing and future securities issued under the G&R Indenture, and will be senior in right of payment to all of our existing and future subordinated indebtedness. We are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which we may declare and pay. We are also subject to a federal statutory limitation on the payment of dividends. We have entered into certain agreements which set restrictions on the amount of dividends we may declare and pay and restrict the circumstances under which such dividends may be declared and paid.

Terms of the G&R Securities

Each prospectus supplement will describe the terms of a series of G&R Securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the G&R Securities;

•	the percentage of principal amount at which the G&R Securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the G&R Securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the G&R Securities;

•	any terms for repayment of principal amount at the option of the holder;

•

whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any G&R Securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected G&R Securities rather than pay any Additional Amounts;

•

the form in which we will issue the G&R Securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the G&R Securities in either form;

•	whether the G&R Securities will be issued in global form, and any terms and conditions under which the G&R Securities in global form may be exchanged for definitive G&R Securities;

•	the defeasance provisions, if any, that apply to the G&R Securities (other than those described herein);

•

the person to whom any interest on a registered security is payable, if that person is not the registered owner of the G&R Securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any events of default or covenants not contained in the G&R Indenture; and

•	any other specific terms of the G&R Securities which are not inconsistent with the provisions of the G&R Indenture.

Prospective purchasers of G&R Securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the G&R Securities. The prospectus supplement relating to an issue of G&R Securities will describe these considerations, if applicable.

Unless the terms of the securities specify otherwise, the provisions of the G&R Indenture permit us, without the consent of holders of any G&R Securities, to issue additional G&R Securities with terms different from those of G&R Securities previously issued and to reopen a previous series of G&R Securities and issue additional G&R Securities of that series.

We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the G&R Indenture, the G&R Securities and the applicable prospectus supplement.

Description of the G&R Indenture

General

Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “Release of Property” and “Defeasance,” all Outstanding Indenture Securities, equally and ratably, will be secured by the lien of the G&R Indenture on substantially all properties owned by us located in the State of Nevada (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties, which lien, as to such properties, will be junior, subject and subordinate to the respective liens of our existing First Mortgage Indenture.

As used herein, the term “First Mortgage Indenture” means our Indenture of Mortgage, dated as of October 1, 1953, to Deutsche Bank Trust Company Americas, as trustee, as heretofore and hereafter amended and supplemented. Capitalized terms used under this heading (“Description of the G&R Indenture”) which are not otherwise defined in this prospectus shall have the meanings ascribed thereto in the G&R Indenture. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the G&R Indenture.

The G&R Indenture provides that, after the issuance of the initial series of securities under the G&R Indenture, we will not issue any additional bonds under the First Mortgage Indenture, except (a) as necessary to replace any mutilated, lost or destroyed bonds or to effect exchanges and transfers of bonds, and (b) up to $195 million of First Mortgage Bonds to cover certain of our negative pledge obligations and for other financing-related purposes of which $115 million has been issued. The G&R Indenture also provides that, as soon as practicable after we become entitled to release and discharge of the First Mortgage Indenture, we will take all necessary action to obtain and effect the release and cancellation of the lien of the First Mortgage Indenture upon any of the Mortgaged Property. (See Section 7.02.) Under certain series of securities issued under the G&R Indenture, we have agreed to not issue any additional first mortgage bonds.

Lien of the G&R Indenture

General

The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the State of Nevada, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the G&R Indenture other than the lien of the First Mortgage Indenture (so long as the same remains in effect), Permitted Liens and certain other liens permitted to exist.

The G&R Indenture provides that after-acquired property (other than excepted property) located in the State of Nevada will be subject to the lien of the G&R Indenture; provided, however, that in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the G&R Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions (as defined in the G&R Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and “Consolidation, Merger, etc.” herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the G&R Indenture.

Without the consent of the Holders, we may enter into supplemental indentures with the Trustee in order to subject to the lien of the G&R Indenture additional property (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Indenture Securities. (See “— Issuance of Additional Indenture Securities.”)

Excepted Property

There are excepted from the lien of the G&R Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by us as lessee. (See Granting Clauses.)

In addition, our properties located outside of the State of Nevada are not subject to the lien of the G&R Indenture.

Permitted Liens

The lien of the G&R Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the G&R Indenture, Permitted Liens includes any and all of the following, among other, liens: (a) liens for taxes which are not delinquent or are being contested in good faith; (b) mechanics’, workmen’s and similar liens and other liens arising in the ordinary cause of business; (c) liens in respect of judgments (i) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of Indenture Securities then Outstanding or (ii) with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so; (d) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair our use of the Mortgaged Property considered as a whole; (e) certain defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes; (f) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (g) leases existing at the date of the G&R Indenture and subsequent leases for not more than 10 years or which do not materially impair our use of the property subject thereto; (h) liens of lessors or licensors for amounts due which are not delinquent or are being contested; (i) controls, restrictions or obligations imposed by Governmental Authorities upon our property or the operation thereof; (j) rights of Governmental Authorities to purchase or designate a purchase of our property; (k) liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program;

(l) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (m) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property; (n) rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (o) restrictions or assignment and/or qualification requirements on the assignee; (p) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (q) easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair our use of such property; and (r) Prepaid Liens. (See Granting Clauses and Section 1.01.)

Trustee’s Lien.    The G&R Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Issuance of Additional Indenture Securities

The aggregate principal amount of Indenture Securities which may be authenticated and delivered under the G&R Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

(i)  70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

(ii)  the aggregate principal amount of Retired Securities; and

(iii)  an amount of cash deposited with the Trustee. (See Article IV.)

Property Additions generally include any property which is owned by us and is subject to the lien of the G&R Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 1.03.)

Retired Securities means, generally, (a) Indenture Securities which are no longer Outstanding under the G&R Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Indenture Securities, the release of property or the withdrawal of cash and (b) certain bonds issued under the First Mortgage Indenture which have been retired.

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the G&R Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

(1)  an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;

(2)  an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

(3)  the aggregate principal amount of Indenture Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

(4)  any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the trustee or other holder of a lien prior to the lien of the G&R Indenture, subject to certain limitations described below;

(5)  the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee); and

(6)  any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 8.03.)

As used in the G&R Indenture, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)

Property which is not Funded Property may generally be released from the lien of the G&R Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)

The G&R Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)

If we retain any interest in any property released from the lien of the G&R Indenture, the G&R Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of an amount equal to 70% the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding Indenture Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision therefor) at Stated Maturity of any Indenture Securities or the redemption (or provision therefor) of any Indenture Securities which are redeemable. (See Section 8.06.)

Consolidation, Merger, etc.

We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Indenture Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Indenture Securities and the performance of all of our covenants and conditions under the G&R Indenture and, in the case of a consolidation, merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the G&R Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (b) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the G&R Indenture and on the Indenture Securities then Outstanding unless we elect to waive such release and discharge. (See Section 13.04.)

Modification of G&R Indenture

Modification Without Consent

Without the consent of any Holders, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:

(a)  to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the G&R Indenture and in the Indenture Securities; or

(b)  to add one or more covenants by us or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series (for the purposes of this subsection, “series” includes all tranches thereof), or to surrender any right or power conferred upon us by the G&R Indenture; or

(c)  to correct or amplify the description of any property at any time subject to the lien of the G&R Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the G&R Indenture; or to subject to the lien of the G&R Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the G&R Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

(d)  to change or eliminate any provision of the G&R Indenture or to add any new provision to the G&R Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no Indenture Security of such series remains Outstanding; or

(e)  to establish the form or terms of the Indenture Securities of any series as permitted by the G&R Indenture; or

(f)  to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

(g)  to evidence and provide for the acceptance of appointment by a successor trustee or by a co- trustee; or

(h)  to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the Indenture Securities; or

(i)  to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities will be payable, (2) all or any series of Indenture Securities may be surrendered for registration of transfer, (3) all or any series of Indenture Securities may be surrendered for exchange and (4) notices and demands to or upon us in respect of all or any series of Indenture Securities and the G&R Indenture may be served; or

(j)  to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add or remove other provisions with respect to matters and questions arising under the G&R Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect. (See Section 14.01.)

Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended after the date of the G&R Indenture in such a way as to require changes to the G&R Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the G&R Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the G&R Indenture, the G&R Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to evidence or effect such amendment. (See Section 14.01.)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the G&R Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

(a)  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security,

(b)  permit the creation of any lien not otherwise permitted by the G&R Indenture ranking prior to the lien of the G&R Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the G&R Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the G&R Indenture, without, in any such case, the consent of the Holders of all Indenture Securities then Outstanding,

(c)  reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the G&R Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series, or

(d)  modify certain of the provisions of the G&R Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series without the consent of the Holder of each Outstanding Indenture Security of such series.

A supplemental indenture that changes or eliminates any covenant or other provision of the G&R Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series or modifies the rights of the Holders of Indenture Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the G&R Indenture of the Holders of the Indenture Securities of any other series. (See Section 14.02.)

Waiver

The Holders of at least a majority in aggregate principal amount of all Indenture Securities may waive our obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Indenture Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to Indenture Securities of such series or tranches thereof. (See Section 6.09.)

Before any sale of any of the Mortgaged Property and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of at least a majority in principal amount of all Outstanding Securities may waive any past default under the G&R Indenture, except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Security Outstanding, or (b) in respect of a covenant or provision of the G&R Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of any series or tranche affected. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 10.17.)

Events of Default

Each of the following events constitutes an Event of Default under the G&R Indenture (See Section 10.01.):

(1)  failure to pay interest on any Indenture Security within 60 days after the same becomes due and payable;

(2)  failure to pay principal of or premium, if any, on any Indenture Security within three Business Days after its Maturity;

(3)  failure to perform or breach of any of our covenants or warranties in the G&R Indenture (other than a covenant or warranty which is to remain in effect only so long as the notes offered hereby remain outstanding or a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the Trustee, or to us and the Trustee by the Holders of at least 33% in principal amount of Outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if we have initiated corrective action within such period and is being diligently pursued;

(4)  certain events relating to our reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

(5)  an event of default under the First Mortgage Indenture; provided, however, that, anything in the G&R Indenture to the contrary notwithstanding, the waiver or cure of such event of default under the First Mortgage Indenture shall constitute a cure of the corresponding event of default under the G&R Indenture.

Remedies

Acceleration of Maturity

If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of Indenture Securities then Outstanding may declare the principal amount (or if the Indenture Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the G&R Indenture) of all of the Indenture Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the Indenture Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the G&R Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a)  we have paid or deposited with the Trustee a sum sufficient to pay

(1)  all overdue interest, if any, on all Indenture Securities then Outstanding;

(2)  the principal of and premium, if any, on any Indenture Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities; and

(3)  all amounts due to the Trustee as compensation and reimbursement as provided in the G&R Indenture; and

(b)  any other Event or Events of Default, other than the non-payment of the principal of Indenture Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the G&R Indenture. (See Section 10.02.)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Indenture Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings

If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Indenture Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the G&R Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings

No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the G&R Indenture or for the appointment of a receiver or for any other remedy thereunder unless

(a)  such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)  the Holders of not less than a majority in aggregate principal amount of the Indenture Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request;

(c)  such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)  for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty day period by the Holders of a majority in aggregate principal amount of Indenture Securities then Outstanding; and

(e)  no direction inconsistent with such written request shall have been given to the Trustee during such sixty day period by the Holders of a majority in aggregate principal amount of the Securities then Outstanding;

it being understood and intended that no one or more of such Holders shall have any right in any manner to affect, disturb or prejudice the lien of the G&R Indenture or the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the G&R Indenture, except in the manner provided in the G&R Indenture and for the equal and ratable benefit of all of such Holders.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the G&R Indenture is subject to certain conditions precedent, each Holder of an Indenture Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)

Notice of Default

The Trustee is required to give the Holders notice of any default under the G&R Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under “Events of Default” may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

Indemnification of Trustee

As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the G&R Indenture and institution of action on the Indenture Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Remedies Limited by State Law

The laws of the State of Nevada where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the G&R Indenture in accordance with their terms.

Defeasance

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the G&R Indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust: (a) money (including Funded Cash not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

Notwithstanding the foregoing, no note shall be deemed to have been paid as aforesaid unless we shall have delivered to the Trustee either:

(a)  an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the G&R Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

(b)  (i) an instrument wherein we, notwithstanding the satisfaction and discharge of our Indebtedness in respect of the notes, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional Eligible Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such notes or portions thereof; provided, however, that such instrument may state that our obligation to make additional deposits as aforesaid shall be subject to the delivery to us by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing showing the calculation thereof; and (ii) an opinion of tax counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Duties of the Trustee; Resignation; Removal

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the G&R Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by Act of the Holders of a majority in principal amount of Indenture Securities then Outstanding delivered to us and the Trustee. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the G&R Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the G&R Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the G&R Indenture. (See Section 11.10.)

Evidence to be Furnished to the Trustee

Compliance with G&R Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the G&R Indenture requires us to give the Trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the G&R Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Nevada Power will have any liability for any obligations of Nevada Power under the Indenture Securities, the G&R Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Indenture Securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Indenture Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Form, Registration, Transfer and Exchange

Each series of G&R Securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered G&R Securities will be issued in denominations of $1,000 or integral multiples thereof and G&R Securities issued in bearer form will be issued in the denomination of $5,000. The G&R Indenture provides that G&R Securities may be issued in global form. If any series of G&R Securities are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global G&R Securities may exchange their interests for G&R Securities of that series and of like tenor and principal amount in any authorized form and denomination.

Holders may present G&R Securities for exchange, and registered G&R Securities for transfer, in the manner, at the places and subject to the restrictions set forth in the G&R Indenture, the G&R Securities and the applicable prospectus supplement. Holders may transfer G&R Securities in bearer form and the coupons, if any, appertaining to the senior G&R Securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered G&R Securities or exchange of G&R Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of G&R Securities of any series, we will not be required to

•	register the transfer of or exchange G&R Securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•

exchange any bearer security called for redemption except, to the extent provided with respect to any series of G&R Securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

Global Securities

The G&R Securities of each series may be issued in whole or in part in global form. A G&R Security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any G&R Security (other than bearer securities) on any interest payment date will be made to the person in whose name the G&R Securities are registered.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the G&R Securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a G&R Security which remains unclaimed at the end of one year will be repaid to us, and the holder of the G&R Security thereafter may look only to us for payment thereof.

Governing Law

The G&R Securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF THE PREFERRED STOCK

General

From time to time we may issue shares of one or more series of our preferred stock. Below is a description of the general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement.

The following summary of the provisions of the preferred stock is not complete and is subject to, and is qualified in its entirety by reference to, the provisions in our articles of incorporation, bylaws, and amendments to our articles of incorporation relating to a specific series of the preferred stock (the “statement of preferred stock designations”), which will be in the form filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is part.

Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to issue up to 8,000,000 shares of preferred stock, of which 4,000,000 shares shall have a par value of $25.00 per shares, and an additional 4,000,000 shares shall have a par value of $50.00 per share. No shares of preferred stock are currently outstanding.

Our Board of Directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation and number of shares of such series;

•

the dividend rate, the date or dates from which dividends shall accrue, the dates on which dividends will, subject to the provisions of the articles of incorporation, be payable, the record dates for the payment of dividends and the relative ranking of such shares as to the payment of dividends;

•	the liquidation preference of the shares of such series and relative ranking of such shares as to the payment of amounts upon liquidation, dissolution, or winding up;

•	provisions relating to optional or mandatory redemption or purchase of the shares of such series;

•	provisions relating to the optional or mandatory conversion or exchange of the shares of such series into or for one of our other securities;

•	the voting rights of the shares; and

•	any other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Ranking

Except as otherwise specified in the applicable prospectus supplement, each series of preferred stock will rank senior to our common stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up of Nevada Power, and, except as so specified, each series of preferred stock will rank on a parity with all other series of preferred stock as to the payment of dividends and as to the distribution of assets on liquidation, dissolution or winding-up.

Dividends

Holders of shares of preferred stock shall be entitled to receive, when and as declared by our Board of Directors out of our legally available funds, a cash dividend payable at the date and at the rates, if any, per share as set forth in the applicable prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of Nevada Power, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities, including common stock, ranking junior to the preferred stock in respect of liquidation.

For purposes of the preceding paragraph, neither the consolidation, merger, or other combination of Nevada Power into any other entity or entities (whether or not we are the surviving entity), nor the sale, transfer or other disposition of all or part of our assets, nor the purchase of our common stock, the purchase or redemption of our preferred stock nor any other form of recapitalization or reorganization affecting us will be deemed to be a liquidation, dissolution, or winding up of Nevada Power.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Voting Rights

The holders of shares of any series of preferred stock will have no special voting rights and their consent shall not be required for the taking of any corporate action, except as otherwise stated in the prospectus supplement, as otherwise stated in the certificate of amendment that establishes the series of preferred stock, or as required by applicable law.

The Nevada Revised Statutes provides that the holders of shares of preferred stock will have the right to vote separately as a class on any proposal involving an increase or decrease in the authorized number of shares of that class, or changes in the powers, preferences or special rights of holders of that preferred stock so as to affect the class adversely. This right is in addition to any voting rights that may be provided for in the applicable certificate of amendment that establishes the series of preferred stock or in the articles of incorporation.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not subject to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. Payment of dividends on any series of preferred stock may be restricted by existing and future financing agreements, credit agreements, indentures and other agreements and transactions entered into by us. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement or in documents incorporated by reference into this prospectus.

Transfer Agent and Registrar

The Transfer Agent and Registrar for each series of preferred stock will be identified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Unless the prospectus supplement specifies otherwise, we may sell the securities in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to agents;

•	through agents to the public or to institutional investors; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any agents utilized in the transaction will be acting on a reasonable efforts basis for the period of its appointment unless otherwise provided in a prospectus supplement.

If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement.

Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our subsidiaries and affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for Nevada Power by Choate, Hall & Stewart LLP, Boston, Massachusetts, counsel to Nevada Power. Matters of Nevada law will be passed upon for Nevada Power by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey Ballantine LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its respective date.

Prospectus Supplement

$350,000,000

NEVADA POWER COMPANY

6.750% General and Refunding Mortgage

Notes, Series R, due 2037

PROSPECTUS SUPPLEMENT

Credit Suisse

Merrill Lynch & Co.

UBS Investment Bank

Goldman, Sachs & Co.

Barclays Capital

June 25, 2007